UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2019

LEAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11311	13-3386776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

21557 Telegraph Road, Southfield, MI	48033
(Address of principal executive offices)	(Zip Code)

(248) 447-1500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01	LEA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e)

On June 25, 2019, Terrence B. Larkin tendered written notice to the Board of Directors (the “Board”) of Lear Corporation (the “Company”) that he has determined to resign as Executive Vice President, Business Development, General Counsel and Corporate Secretary of the Company, effective July 31, 2019. Thereafter, Mr. Larkin will continue to serve as a non-executive employee of the Company, in a transition and advisory role, until his retirement from the Company on January 3, 2020. The Board has appointed Harry A. Kemp to serve as Mr. Larkin’s replacement in the role of Senior Vice President, General Counsel and Corporate Secretary of the Company, effective August 1, 2019.

Mr. Kemp, age 43, currently serves as Vice President and Corporate Counsel of the Company, a position he has held since January 1, 2019. Previously, he served in other positions at the Company, including as Vice President and Divisional Counsel of Lear’s Seating Division since September 1, 2016 and Vice President and Divisional Counsel of Lear’s E-Systems Division from December 1, 2009 until September 1, 2016.

There are no family relationships between Mr. Kemp and any of the directors and executive officers of the Company, nor are there transactions in which Mr. Kemp has an interest requiring disclosure under Item 404(a) of Regulation S-K. Except for the Kemp Agreement (as defined below), there are no arrangements or understandings between Mr. Kemp and the Company, its officers or directors, or, to the Company’s knowledge, any other person, pursuant to which Mr. Kemp was selected as an officer of the Company.

In connection with Mr. Kemp’s appointment as Senior Vice President, General Counsel and Corporate Secretary of the Company, on June 25, 2019, the Company entered into an Employment Agreement with Mr. Kemp, effective August 1, 2019 (the “Kemp Agreement”).

Pursuant to the Kemp Agreement, Mr. Kemp will serve as the Company’s Senior Vice President, General Counsel and Corporate Secretary. Mr. Kemp will receive an initial annual base salary of $500,000 and will be eligible to participate in the Company’s Annual Incentive Plan and 2019 Long-Term Stock Incentive Plan (the “2019 LTSIP”). In connection with his appointment as Senior Vice President, General Counsel and Corporate Secretary of the Company, the Compensation Committee of the Board approved grants of restricted stock units and performance shares with an aggregate grant date value equal to approximately $310,417 to Mr. Kemp under the 2019 LTSIP, effective as of August 1, 2019, representing pro-rata awards for 2019 based on his appointment date.

Pursuant to the Kemp Agreement, in the event that Mr. Kemp’s employment is terminated by the Company other than for “cause” or “incapacity” or by Mr. Kemp for “good reason” (as such terms are defined in the Kemp Agreement), or due to Mr. Kemp’s death, Mr. Kemp will become entitled to receive a severance package comprised of two times the sum of Mr. Kemp’s annual base salary and target bonus, 24 months of continued health coverage, full vesting of time-vested 2019 LTSIP awards and pro-rata vesting of performance-based 2019 LTSIP awards (based on actual performance). In addition, the Kemp Agreement contains restrictive covenants relating to non-competition, confidential information, and non-solicitation of the Company’s employees and customers.

In connection with the transition, the Company and Mr. Larkin entered into a Second Amended and Restated Employment Agreement (the “Larkin Agreement”), effective July 31, 2019. Under the Larkin Agreement, Mr. Larkin will serve as a non-executive employee of the Company in a consulting and advisory role, from the effective date thereof through Mr. Larkin’s retirement from the Company on January 3, 2020 (or his earlier termination in accordance with the Larkin Agreement) (the “Term”). During the Term, Mr. Larkin will assist with the leadership transition as reasonably requested by Raymond E. Scott, President and Chief Executive Officer of the Company, and Mr. Kemp. In exchange for providing such transition services during the Term, Mr. Larkin will receive a base salary of $10,000 per month, continue to participate in the Company’s employee benefit plans, as in effect from time to time, and be eligible to receive a cash performance bonus solely with respect to the seven months in the 2019 performance year during which he will serve as Executive Vice President, Business Development, General Counsel and Corporate Secretary of the Company (determined based on Mr. Larkin’s base salary in effect during those seven months). The Larkin Agreement otherwise contains terms substantially similar to those of Mr. Larkin’s employment agreement in effect prior to the amendment and restatement except that, in the event that Mr. Larkin’s employment terminates for any reason during the Term, Mr. Larkin will not be entitled to receive any cash severance benefits.

The foregoing descriptions of the Kemp Agreement and the Larkin Agreement are summaries only and are qualified in their entirety by reference to the full text of the Kemp Agreement and the Larkin Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Exhibit Description

10.1	Employment Agreement, dated June 25, 2019, between Lear Corporation and Harry A. Kemp.

10.2	Second Amended and Restated Employment Agreement, dated June 25, 2019, between Lear Corporation and Terrence B. Larkin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lear Corporation

Date: June 28, 2019	By:	/s/ Jeffrey H. Vanneste
	Name:	Jeffrey H. Vanneste
	Title:	Senior Vice President and Chief Financial Officer

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